Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Net Income for Second Quarter and First Half of Fiscal 2011

ASHEVILLE, N.C.--(BUSINESS WIRE)--April 29, 2011--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and six months ended March 26, 2011. Second quarter net sales rose 4.0% to $870.4 million and net income increased 38.0% to $7.7 million compared with the prior year’s second quarter. For the first six months of fiscal 2011, net sales rose 3.9% to $1.74 billion and net income increased 32.4% to $15.4 million compared with the first six months of fiscal 2010.

Robert P. Ingle II, chief executive officer, stated, “Our record results for the second quarter are a testament to the legacy of Robert Ingle, the Company’s founder, who passed during this quarter. He always emphasized increased sales and would have been proud of these results. Our entire management team remains committed to his focus on growing our business and providing top service to our customers.”

Second Quarter Results

Net sales increased by $33.4 million to $870.4 million for the three months ended March 26, 2011, from $837.0 million for the three months ended March 27, 2010. Ingles operated 203 stores at March 26, 2011, compared to 202 stores at March 27, 2010. Excluding gasoline, where retail prices were significantly higher than in the March 2010 quarter, total sales increased 2.4% and grocery segment comparable store sales increased 1.9% compared with the second quarter of the prior fiscal year. The number of customer transactions (excluding gasoline) increased 0.8%, while the comparable average transaction size increased 1.5% compared with the same quarter last year.

Gross profit for the March 2011 quarter increased 4.7% to $194.6 million, an increase of $8.8 million compared with the second quarter of last fiscal year. Gross profit, as a percentage of sales, rose to 22.4% for the March 2011 quarter compared with 22.2% for the March 2010 quarter. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased to 26.0% for the three months ended March 26, 2011, compared with 25.5% for the same quarter of last fiscal year.

Sales and gross profit dollars in the Company’s fluid dairy operations increased due to higher milk prices for the second quarter of fiscal 2011 compared with the comparable fiscal 2010 quarter. The case volume of products sold decreased slightly over the comparable quarters.

Operating and administrative expenses for the March 2011 quarter totaled $168.6 million, an increase of $6.7 million, or 4.2% over the March 2010 quarter. Excluding gasoline sales and associated operating expenses (primarily payroll), operating and administrative expenses as a percentage of sales were 22.4% for the three months ended March 26, 2011, compared with 22.0% for the three months ended March 27, 2010.

Interest expense decreased $0.9 million for the three-month period ended March 26, 2011, to $15.7 million from $16.6 million for the three-month period ended March 27, 2010. Total debt at March 26, 2011, was $875.6 million compared with $833.5 million at March 27, 2010. The debt increase is attributable to the issuance in December 2010 of $99.7 million in bonds for the construction of an additional distribution facility located adjacent to the current facility.

Income tax expense totaled 35.6% of pre-tax income for the March 2011 quarter compared with 35.5% in the March 2010 quarter. Cash taxes paid decreased due to accelerated depreciation and other deductions.

Net income rose to $7.7 million for the three-month period ended March 26, 2011, compared with $5.6 million for the three-month period ended March 27, 2010. Net income, as a percentage of sales, rose to 0.9% for the quarter ended March 26, 2011, compared with 0.7% for the quarter ended March 27, 2010. Basic and diluted earnings per share for Class A Common Stock were $0.33 and $0.32 for the quarter ended March 26, 2011, compared to $0.24 and $0.23, respectively, for the quarter ended March 27, 2010. Basic and diluted earnings per share for Class B Common Stock were each $0.30 for the quarter ended March 26, 2011, compared to $0.22 of basic and diluted earnings per share for the quarter ended March 27, 2010.

First Half Results

Net sales increased by $65.2 million to $1.74 billion for the six months ended March 26, 2011, from $1.68 billion for the six months ended March 27, 2010. Excluding gasoline, where retail prices were significantly higher than the March 2010 six month period, sales increased 3.1% and grocery segment comparable store sales increased 2.4%. The number of customer transactions (excluding gasoline) increased 0.7%, while the comparable average transaction size increased 2.2% compared with the March 2010 six-month period.

Gross profit for the six months ended March 26, 2011, increased 4.6%, to $388.1 million, an increase of $17.0 million compared with the first six months of last fiscal year. Gross profit, as a percentage of sales, was 22.3% for the March 2011 six-month period compared with 22.1% for the March 2010 six-month period. Gross profit dollars increased due to the higher sales volume and inflationary effects on certain products. Excluding gasoline sales, grocery segment gross profit as a percentage of sales rose to 25.6% for the six months ended March 26, 2011, compared with 25.2% for the same period of last fiscal year.

Gross profit as a percentage of sales for the Company’s milk processing subsidiary was 12.3% for the March 2011 six-month period, compared with 12.4% of sales, for the March 2010 six-month period. Raw milk prices increased, but lower case volume sales and competitive issues had a dampening effect on gross margin.

Operating and administrative expenses increased $13.4 million, or 4.2%, to $335.8 million for the six months ended March 26, 2011, from $322.4 million for the six months ended March 27, 2010. As a percentage of sales (and excluding gasoline), operating and administrative expenses were 22.1% for the six-month period ended March 26, 2011, compared with 21.8% for the six-month period ended March 27, 2010. Operating expense increases were driven by sales growth and store development activities, including higher personnel, insurance, depreciation and utility costs.

Interest expense totaled $31.6 million for the six-month period ended March 26, 2011, compared with $32.8 million for the six-month period ended March 27, 2010. Principal debt payments totaled $41.6 million during the March 2011 six-month period.

Income tax expense as a percentage of pre-tax income decreased to 35.4% for the March 2011 six-month period compared with 35.9% for the comparable March 2010 period due to lower state taxes and increased tax credits.

Net income totaled $15.4 million for the six-month period ended March 26, 2011, compared with $11.6 million for the six-month period ended March 27, 2010. Net income, as a percentage of sales, was 0.9% for the six months ended March 26, 2011, and 0.7% for the six months ended March 27, 2010. Basic and diluted earnings per share for Class A Common Stock were $0.66 and $0.63 for the six months ended March 26, 2011, compared to $0.50 and $0.48, respectively, for the six months ended March 27, 2010. Basic and diluted earnings per share for Class B Common Stock were each $0.60 for the six months ended March 26, 2011, compared to $0.45 of basic and diluted earnings per share for the six months ended March 27, 2010.

During the March 2011 six-month period, Ingles opened one new store and three remodeled stores. Capital expenditures for the March 2011 six-month period totaled $42.9 million, compared with $34.2 million for the March 2010 six-month period. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $140 million in fiscal 2011, including expenditures for the new distribution facility and for stores to open in fiscal 2012.

At March 26, 2011, the Company had $185 million of undrawn, committed credit facilities. The Company believes, based on its current results of operations and financial condition, that its financial resources, including existing bank lines of credit, short- and long-term financing expected to be available to it and internally generated funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future, including any debt service requirements of additional borrowings. Over the next twelve months, scheduled principal debt payments total $88.0 million.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2010 Form 10-K and 2011 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 26,	March 27,	March 26,	March 27,
	2011	2010	2011	2010

Net sales	$870,371	$837,005	$1,743,124	$1,677,958
Gross profit	194,636	185,869	388,117	371,130
Operating and administrative expenses	168,569	161,845	335,824	322,446
Rental income, net	553	395	868	669
Gain (loss) from sale or disposal of assets	9	7	21	(193)
Income from operations	26,630	24,426	53,181	49,160
Other income, net	1,076	843	2,201	1,696
Interest expense	15,713	16,599	31,568	32,750
Income taxes	4,271	3,075	8,440	6,494
Net income	$7,722	$5,595	$15,374	$11,612

Basic earnings per common share – Class A	$0.33	$0.24	$0.66	$0.50
Diluted earnings per common share – Class A	$0.32	$0.23	$0.63	$0.48
Basic earnings per common share – Class B	$0.30	$0.22	$0.60	$0.45
Diluted earnings per common share – Class B	$0.30	$0.22	$0.60	$0.45

Additional selected information:
Depreciation and amortization expense	$21,367	$21,663	$42,314	$43,263
Rent expense	$3,674	$4,170	$7,542	$7,832

Condensed Consolidated Balance Sheets (Unaudited)

	March 26,	September 25,
	2011	2010
ASSETS
Cash and cash equivalents	$23,420	$57,855
Certificates of deposit	—	6,000
Receivables-net	55,449	53,081
Inventories	295,581	286,431
Other current assets	17,703	16,544
Property and equipment-net	1,087,397	1,089,391
Restricted investments	95,622	—
Other assets	21,198	19,998
TOTAL ASSETS	$1,596,370	$1,529,300

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$87,961	$92,185
Accounts payable, accrued expenses and current portion of other long-term liabilities	223,401	218,971
Deferred income taxes	68,901	72,213
Long-term debt	787,638	725,314
Other long-term liabilities	7,522	6,777
Total Liabilities	1,175,423	1,115,460
Stockholders' equity	420,947	413,840
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,596,370	$1,529,300

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941, ext. 223
Chief Financial Officer